EXHIBIT 99

March 14, 2012

RE: EMC Insurance Group Inc. Dividend Reinvestment and Common Stock Purchase Plan

Dear Shareholder:

This letter is to inform you that effective March 14, 2012, the issuance of shares of common stock under the above-mentioned plan has been temporarily suspended by the Company’s Board of Directors due to the late filing of an amendment to a Current Report on Form 8-K with the Securities and Exchange Commission.  As a result, dividends will not be reinvested and optional cash purchases will not be permitted. Those shareholders who previously reinvested dividends will now receive a dividend check in lieu of reinvestment. In addition, any optional cash purchase funds currently held by the plan administrator will be returned to the investor.

American Stock Transfer & Trust Company LLC (“AST”) will continue to hold the shares in safe-keeping and will continue to administer the dividend distribution process. A designated telephone number has been established so that shareholders of the Company’s stock have direct access to the administrator of the plan. AST can be contacted by calling 1-866-666-1597.

Participants in the plan may still sell shares held in the plan on the 15th of each month through AST. Fees incurred for the sale of shares will continue to be borne by the Company as dictated by the plan.

It is the intent of the Company’s Board of Directors to reinstate the issuance of shares of common stock under the Dividend Reinvestment and Common Stock Purchase Plan at such time that all required reports have been filed in a timely manner with the Securities and Exchange Commission.  Those currently participating in dividend reinvestment will continue to participate once the plan is re-activated, unless the participant requests otherwise.

The Company sincerely apologizes for any inconvenience resulting from this matter.

EMC Insurance Group Inc.